UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2015 (April 27, 2015)

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55131	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8530 Wilshire Blvd., Suite 450

Beverly Hills, California 90211

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 598-7113

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BARFRESH FOOD GROUP INC.

Item 1.01 Entry into a Material Definitive Agreement

The disclosures set forth in item 5.02 describing executive employment agreements of Riccardo Delle Coste and Joseph M. Cugine are incorporated herein by this reference.

Item 3.02 Unregistered Sales of Equity Securities

On April 27, 2015, Barfresh Food Group, Inc. (“Barfresh”) granted 8-year options to purchase an aggregate of 3,250,000 shares of its common stock to four executive employees of its wholly owned subsidiary Smoothie, Inc. (“Smoothie”) pursuant employment agreements and subject to its 2015 Equity Incentive Plan. The options are exercisable at a per share exercise price of $0.50.

On April 16, 2015, Barfresh granted 1,000,000 restricted shares of its common stock to Joseph M. Cugine pursuant to a stock award agreement.

In addition, on April 27, 2015, Barfresh granted 100,000 restricted shares of its common stock to one executive employee of Smoothie pursuant to an employment agreement.

Issuance of the options and shares described above is exempt from registration under Section 4(2) of the Securities Act of 1933 on the basis that there was no public offering and the securities were issued to accredited investors with whom the Company has a pre-existing relationship.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2015, Smoothie entered into an executive employment agreement with Joseph M. Cugine, age 54 to serve as President of Smoothie. Mr. Cugine has served as director of the Barfresh since July 29, 2014.

Mr. Cugine is the owner and president of Cugine Foods and JC Restaurants, a franchisee of Taco Bell and Pizza Hut in New York. Prior to owning and operating his own firms, Mr. Cugine held a series of leadership roles with PepsiCo, lastly as chief customer officer and senior vice president of PepsiCo’s Foodservice division. Mr. Cugine also serves on the board of directors of The Chef’s Warehouse, Inc., a publicly traded specialty food products distributor in the U.S., as well as Ridgefield Playhouse and R4 Technology. He received his B.S. degree from St. Joseph’s University in Philadelphia.

Pursuant to the employment agreement, Mr. Cugine will receive a base salary of $300,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Cugine will receive 8-year options to purchase up to 600,000 shares of Barfresh, one-half vesting on each of the second and third anniversaries of the date of Mr. Cugine’s employment agreement. In addition, he will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan (described below).

Mr. Cugine has been a consultant to Smoothie since February 1, 2015, and, since the beginning of Barfresh’s last fiscal year has been paid $50,000 in consulting fees. In addition, on April 16, 2015, Mr. Cugine was granted 1,000,000 shares of restricted shares of common stock of Barfresh pursuant to a stock award agreement.

On April 27, 2015, Smoothie entered into an executive employment agreement with Riccardo Delle Coste, its Chief Executive Officer and director. Mr. Delle Coste is also the Chief Executive Officer and Chairman of Barfresh. Pursuant to the employment agreement, he will receive a base salary of $350,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Delle Coste will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

On April 27, 2015, the Board of Directors of Barfresh adopted the Barfresh Food Group Inc. 2015 Equity Incentive Plan. Awards under the plan may be granted to officers or other employees of Barfresh or its affiliates, or an individual that Barfresh or an affiliate has engaged to become an officer or employee, or a consultant or advisor who provides services to Barfresh or its affiliate, including a non-employee director of the Board of Directors. The maximum number of shares of our common stock that may be issued pursuant to awards under the plan is 15,000,000 shares. Awards of stock options, stock appreciation rights, performance share awards, restricted stock and restricted stock units are authorized under the plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc.,
a Delaware corporation
(Registrant)

Date: April 28, 2015	By:	/s/ Arnold Tinter
	Name:	Arnold Tinter
	Its:	Chief Financial Officer